Personal and Confidential
EXHIBIT 10(f)

Ursula M. Burns
Chairman and Chief Executive Officer

Xerox Corporation
45 Glover Avenue, 6th Floor
Norwalk, CT 06856-4505
ursula.burns@xerox.com
March 19, 2014
Robert K. Zapfel

Dear Bob:
I am pleased to offer you the position of Corporate Executive Vice President; President Xerox Services, reporting to me at our corporate headquarters in Norwalk, Connecticut. Your starting base salary for this position will be paid monthly at the annualized rate of $800,000.

You will also be eligible to participate in our Annual Performance Incentive Plan (APIP) at an annualized target level of 100% of salary with a payout range of 0 to 200% of target. This plan pays annually based on overall Xerox results (usually revenue, EPS and cash).

You will participate in the annual Executive LongTerm Incentive Program (E-LTIP). Your 2014 annual award will be valued at $3,400,000 (delivered in Performance Shares) and will vest three-years from date of grant. The date of grant will be the same date as for other executives and the actual number of shares will be determined based on the closing price of Xerox stock on that date.

You will also receive a special one-time Restricted Stock Unit award with a value of $1,000,000 at the time of the initial grant. This award will be effective on a date to be determined within 90 days following the first day of your employment. The number of shares at grant will be determined on the grant date based on the price of Xerox common stock on that date. These Restricted Stock Units will vest three years from the date of grant, provided you remain actively employed with Xerox through the vesting date. A formal award package, including the terms of the Plan, will be communicated shortly after the grant date.

You are also eligible for a special severance arrangement if employment is terminated by Xerox for any reason (other than for cause). Payment under this arrangement will be the equivalent of your annual base salary, paid over twelve months. This arrangement will be in effect until your second anniversary date with Xerox, after which the standard Xerox severance policy in effect at the time of separation will apply. Xerox will also provide a severance agreement in its customary form, to become operative if employment is terminated in connection with a Change in Control, which will supersede all other severance arrangements should a Change in Control occur. The payment of any termination benefits will be contingent upon your signing both a release of claims and an agreement not to engage in detrimental activity as determined by the Company upon your termination.

Personal & Confidential
March 19, 2014

Robert Zapfel

As a Corporate Officer of Xerox, you will also be eligible for the following programs:

•	Financial Planning assistance up to $10,000 every two years

•	Immediate eligibility for vacation totaling four weeks per year

•	Participation in the Xerox Universal Life Insurance Program (XUL) for executives that provides a benefit of three times your annual base salary.
As a Corporate Officer ("executive officer") as defined, you will be subject to Securities and Exchange Commission (SEC) reporting requirements and to the SEC’s rules related to the valuation and disclosure of executive compensation perquisites. You will receive communications on these topics directly from the Secretary of the Company.

The Xerox Total Pay philosophy recognizes pay is more than just your salary. On your start date, you will be eligible to participate in a comprehensive benefits package that includes medical, dental, vision care, life and accident insurance. In addition, you will be able to purchase subsidized disability income protection prior to meeting the eligibility criteria for regular coverage (12 months of active service). Xerox also offers a 401(k) savings plan which currently includes a dollar-for-dollar company match of 3%.

Xerox respects, and expects you to honor, all of your obligations to your current and former employers. Should you accept this offer, Xerox directs you not to use or disclose any confidential or proprietary information of any former employer in the course of your duties to Xerox. If you accept the offer and begin work at Xerox, and at any time you feel you would need to use confidential information of a prior employer to perform your Xerox job duties, please notify Tom Maddison. Your Xerox job responsibilities will be revised appropriately.

This offer will remain in effect through March 21, 2014 and is contingent upon your successfully passing a pre-employment drug-screening test and the effective completion of appropriate reference/background checks. Please note the drug screening test requirement must be completed within three business days of your receipt of this offer letter. Failure to meet this requirement may result in your offer of employment being rescinded.

Please notify me of your acceptance and ensure that all requirements in the new hire documents that were previously sent to you are met before we agree on a mutually acceptable start date. All originals should be returned to Tom. If you have any questions, please feel free to contact Tom at +1 203 849 2483 or me at +1 203 849 2471.

Personal & Confidential
March 19, 2014

Robert Zapfel

I look forward to your formal acceptance of the offer. I know you will make significant contributions to Xerox Corporation and will be a great addition to my senior team.

Sincerely,
/s/ Ursula M. Burns
Ursula M. Burns
UMB/cd

Copy:
P.Dowd
T.Maddison

I X Accept	Decline this offer:

/s/ Robert K. Zapfel	March 21, 2014
Signature	Date